Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

INCREASED EARNINGS FOR THIRD QUARTER 2016

QUAKERTOWN, PA (October 25, 2016) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2016 of $2,292,000, or $0.67 per share on a diluted basis. This compares to net income of $2,220,000, or $0.66 per share on a diluted basis, for the same period in 2015. For the nine months ended September 30, 2016, QNB reported net income of $6,655,000, or $1.96 per share on a diluted basis. This compares to net income of $6,290,000, or $1.88 per share on a diluted basis, reported for the same period in 2015.

For the third quarter ended September 30, 2016, the rate of return on average assets and average shareholders’ equity was 0.86% and 9.57%, respectively, compared with 0.88% and 9.86%, respectively, for the third quarter 2015. For nine months ended September 30, 2016, the rate of return on average assets and average shareholders’ equity was 0.87% and 9.48%, respectively, compared with 0.86% and 9.56%, respectively, for the same period in 2015.

Total assets as of September 30, 2016 were $1,071,931,000 compared with $1,020,936,000 at December 31, 2015. Loans receivable at September 30, 2016 were $608,231,000 compared with $615,270,000 at December 31, 2015, a decrease of $7,039,000, or 1.1%. Total deposits at September 30, 2016 were $926,712,000 compared with $889,786,000 at December 31, 2015.

“QNB is pleased to report our third consecutive quarter of year-over-year increases in net income and earnings per share,” said David W. Freeman, President and Chief Executive Officer.  “Household growth continues to outpace last year, and we continue to see improvement in asset quality.”  Mr. Freeman added, “QNB Financial Services, our wealth management and retail brokerage business expanded assets under management to $95 million at September 30, 2016, an increase of approximately $25 million from December 31, 2015.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and nine months ended September 30, 2016 totaled $7,085,000 and $21,225,000, respectively, an increase of $70,000 and $881,000, respectively, from the same periods in 2015. The net interest margin for the third quarter of 2016 decreased to 2.93% compared with 3.08% for the third quarter of 2015. Net interest margin for the nine months ended September 30, 2016 was 3.05%, a decrease of two basis points compared to the same period in 2015. Low interest rates and loan rate competition continues to exert pressure on asset yields. The yield on earning assets decreased fifteen basis points from 3.55% for the third quarter of 2015 to 3.40% for the third quarter of 2016. For the nine months ended September 30, 2016, the yield on earning assets decreased three basis points, from 3.55% in 2015 to 3.52% in 2016. The cost of interest-bearing liabilities increased slightly to 0.57% and 0.58% for the third quarter and nine months ended September 30 2016, respectively, compared with the same period in 2015.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $125,000 provision for loan losses in the first quarter of 2016; no provision was required for the second or third quarter 2016.   QNB's allowance for loan losses of $7,593,000 represents 1.25% of loans receivable at September 30, 2016 compared to $7,554,000, or 1.23% of loans receivable at December 31, 2015, and $7,669,000, or 1.32% of loans receivable at September 30, 2015. Net loan charge-offs were $86,000 for the first nine months of 2016, or 0.02% annualized of total average loans, compared with net charge-offs of $392,000, or 0.09% annualized of total average loans for the same period in 2015.

Asset quality improved over the past nine months with total non-performing assets of $11,811,000 as of September 30, 2016 compared with $13,372,000 as of December 31, 2015, and $11,360,000 as of September 30, 2015. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-accrual pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $9,536,000, or 1.57% of loans receivable at September 30, 2016, compared with $10,719,000, or 1.74% of loans receivable at December 31, 2015, and $8,760,000, or 1.50% of loans receivable at September 30, 2015. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At September 30, 2016, $6,053,000, or approximately 73% of the loans classified as non-accrual are current or past due less than 30 days. Commercial loans classified as substandard or doubtful, which includes non-performing loans, also improved. At September 30, 2016 substandard or doubtful loans totaled $22,165,000, a reduction of $5,160,000, or 18.8%, from the $27,325,000 reported at December 31, 2015 and a decline from the $23,462,000 reported at September 30, 2015.

QNB had no OREO and other repossessed assets as of September 30, 2016, December 31, 2015, or September 30, 2015. Non-accrual pooled trust preferred securities are carried at fair value of $2,275,000, $2,653,000, and $2,600,000, at September 30, 2016, December 31, 2015, and September 30, 2015, respectively.

Non-Interest Income

Total non-interest income was $1,644,000 for the third quarter of 2016, an increase of $151,000, or 10.1%, compared with the same period in 2015. Non-interest income for the nine months ended September 30, 2016 was $4,594,000, a decrease of $175,000, or 3.7%, compared to the same period in 2015. Net gains on investment securities increased $233,000 from $83,000 in third quarter 2015 to $316,000 in third quarter 2016. QNB originates residential mortgage loans for sale in the secondary market. Net gain on sale of loans increased $23,000, or 19.2% to $143,000, when comparing the third quarter 2016 to the same period in 2015, due to an increase in mortgage activity. ATM and debit card income increased $22,000, or 5.5%, to $419,000 for the third quarter 2016, compared to the same period in 2015, due to increases in card-based transactions and expansion of checking account households.

These increases in non-interest income were offset in part by a $75,000 decrease in trading income for the third quarter 2016, which had a net loss of $39,000, compared to a net gain of $36,000 for the same period in 2015. Retail brokerage and advisory fees declined $51,000, or 28.3%, to $129,000 for the third quarter 2016 compared to the same period in 2015. Fees for services to customers decreased $9,000, or 2.1%, from $434,000 at September 30, 2015 to $425,000 at September 30, 2016, due primarily to a decrease in net overdraft income and the elimination of an ATM network service charge in September 2015.

Non-Interest Expense

Total non-interest expense was $5,616,000 for the third quarter of 2016, increasing $43,000, or 0.8%, from the same period in 2015. For the nine months ended September 30, 2016 non-interest expense decreased $36,000 to $16,728,000, compared to the same period in 2015. Salaries and benefits expense increased $161,000, or 5.5%, to $3,072,000 when comparing the two quarters. Salaries increased $60,000, or 2.5%, due to new hires and ordinary merit increases. Benefits costs rose $101,000, or 19.1%, due primarily to increased health insurance cost resulting from additional claims in the third quarter 2016, compared to the same period in 2015. Net occupancy and furniture and equipment expense increased $24,000, or 2.8%, to $875,000 for the third quarter 2016, primarily due to increased building repairs and software maintenance expenses. Other non-interest expense decreased $142,000, when comparing third quarter 2016 with third quarter 2015, with increased marketing expense and third party services expenses partially offset by decreased foreclosure costs and debit card expense. Debit card expenses in third quarter 2015 included a contract termination fee related to card platform upgrades, which took place during 2016. Provision for income taxes increased $106,000 in the third quarter 2016. The effective tax rate for the third quarter of 2016 and 2015 was 26.4% and 24.4%, respectively. The increase in effective rate was due to a higher proportion of taxable income and increased state income taxes for the third quarter 2016, compared with the same period in 2015.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts: David W. Freeman	Janice McCracken Erkes
President & Chief Executive Officer 215-538-5600 x-5619 dfreeman@qnbbank.com	Chief Financial Officer 215-538-5600 x-5716 jmccracken@qnbbank.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Assets	$1,071,931	$1,030,238	$1,004,552	$1,020,936	$1,039,317
Investment securities
Trading	4,312	3,459	4,006	4,189	3,625
Available-for-sale	368,834	344,253	345,118	361,915	362,568
Held-to-maturity	147	147	147	147	147
Loans held-for-sale	456	184	90	987	320
Loans receivable	608,231	604,478	601,686	615,270	582,255
Allowance for loan losses	(7,593)	(7,550)	(7,556)	(7,554)	(7,669)
Net loans	600,638	596,928	594,130	607,716	574,586
Deposits	926,712	893,285	865,360	889,786	908,674
Demand, non-interest bearing	105,029	117,650	105,660	98,543	98,092
Interest-bearing demand, money market and savings	593,307	547,262	532,597	563,867	581,488
Time	228,376	228,373	227,103	227,376	229,094
Short-term borrowings	41,179	36,693	40,426	37,163	32,588
Shareholders' equity	97,996	97,207	94,955	90,443	90,996

Asset Quality Data (Period End)
Non-accrual loans	$8,237	$8,685	$8,834	$9,420	$8,082
Loans past due 90 days or more and still accruing	150	65	8	11	52
Restructured loans	1,149	1,433	1,268	1,288	626
Non-performing loans	9,536	10,183	10,110	10,719	8,760
Other real estate owned and repossessed assets	-	-	-	-	-
Non-accrual pooled trust preferred securities	2,275	2,400	2,655	2,653	2,600
Non-performing assets	$11,811	$12,583	$12,765	$13,372	$11,360

Allowance for loan losses	$7,593	$7,550	$7,556	$7,554	$7,669

Non-performing loans / Loans excluding held-for-sale	1.57%	1.68%	1.68%	1.74%	1.50%
Non-performing assets / Assets	1.10%	1.22%	1.27%	1.31%	1.09%
Allowance for loan losses / Loans excluding held-for-sale	1.25%	1.25%	1.26%	1.23%	1.32%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Nine months ended,
For the period:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15	9/30/16	9/30/15

Interest income	$8,287	$8,184	$8,280	$8,184	$8,138	$24,751	$23,691
Interest expense	1,202	1,165	1,159	1,159	1,123	3,526	3,347
Net interest income	7,085	7,019	7,121	7,025	7,015	21,225	20,344
Provision for loan losses	-	-	125	140	-	125	60
Net interest income after provision for loan losses	7,085	7,019	6,996	6,885	7,015	21,100	20,284
Non-interest income:
Fees for services to customers	425	397	383	417	434	1,205	1,240
ATM and debit card	419	422	388	418	397	1,229	1,153
Retail brokerage and advisory income	129	126	170	129	180	425	557
Net gain (loss) on investment securities available-for-sale	316	15	319	(17)	83	650	800
Net gain (loss) from trading activity	(39)	52	34	16	36	47	17
Net gain on sale of loans	143	71	49	54	120	263	302
Other	251	291	233	246	243	775	700
Total non-interest income	1,644	1,374	1,576	1,263	1,493	4,594	4,769
Non-interest expense:
Salaries and employee benefits	3,072	2,988	3,054	3,116	2,911	9,114	8,960
Net occupancy and furniture and equipment	875	866	866	867	851	2,607	2,621
Other	1,669	1,739	1,599	1,651	1,811	5,007	5,183
Total non-interest expense	5,616	5,593	5,519	5,634	5,573	16,728	16,764
Income before income taxes	3,113	2,800	3,053	2,514	2,935	8,966	8,289
Provision for income taxes	821	702	788	571	715	2,311	1,999
Net income	$2,292	$2,098	$2,265	$1,943	$2,220	$6,655	$6,290

Share and Per Share Data:
Net income - basic	$0.68	$0.62	$0.67	$0.58	$0.66	$1.97	$1.89
Net income - diluted	$0.67	$0.62	$0.67	$0.58	$0.66	$1.96	$1.88
Book value	$27.49	$28.66	$28.08	$26.92	$27.16	$27.49	$27.16
Cash dividends	$0.30	$0.30	$0.30	$0.29	$0.29	$0.90	$0.87
Average common shares outstanding - basic	3,391,471	3,383,109	3,369,782	3,351,909	3,343,011	3,381,491	3,332,650
Average common shares outstanding - diluted	3,404,039	3,391,875	3,377,936	3,366,566	3,356,789	3,390,729	3,345,630

Selected Ratios:
Return on average assets	0.86%	0.84%	0.91%	0.75%	0.88%	0.87%	0.86%
Return on average shareholders' equity	9.57%	9.01%	9.88%	8.50%	9.86%	9.48%	9.56%
Net interest margin (tax equivalent)	2.93%	3.08%	3.14%	3.00%	3.08%	3.05%	3.07%
Efficiency ratio (tax equivalent)	61.49%	63.52%	60.43%	64.43%	62.22%	61.79%	63.40%
Average shareholders' equity to total average assets	9.04%	9.30%	9.21%	8.87%	8.98%	9.18%	9.01%
Net loan charge-offs (recoveries)	$(43)	$6	$123	$255	$(14)	$86	$392
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.03%	0.00%	0.08%	0.17%	-0.01%	0.02%	0.09%

Balance Sheet (Average)
Assets	$1,054,001	$1,007,036	$1,001,189	$1,023,365	$995,282	$1,020,863	$975,955
Investment securities (Trading, AFS & HTM)	351,102	342,132	357,428	370,780	343,520	350,223	349,647
Loans receivable	602,645	600,761	600,808	589,096	575,944	601,410	569,365
Deposits	916,366	871,379	862,239	896,730	870,751	883,448	852,704
Shareholders' equity	95,255	93,688	92,251	90,725	89,340	93,737	87,941